Dear Parsh,

We are pleased to confirm your being employed by our company in the capacity of CEO.You will report directly to the Board of Directors, commencing with your start of employment on May 1, 2014 . You are responsible for all matters that occurred in daily work like: participation in the decision-making of the Board, company's major business operation and perform the decisions of the board and so on.

Your salary shall be $18,000 per year. You will also be covered by the standard group benefit plans and fringe benefits explained to you. For the first year vacation time shall be pro-rated, so you will be entitled to 0 days vacation for this year.

If you agree, this letter sets for our understanding, please sign the enclosed copy and return for our file.

We look forward to your joining the company.

Sincerely yours,

Baying Ecological Holding Group Inc.

President: 焦周平 (Jiao zhouping)

Secretary of the Board: 严月红 (Yan Yuehong)

May 1, 2014